Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

April     , 2005

People’s Choice Home Loan Securities Corp.

7515 Irvine Center Drive

Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to People’s Choice Home Loan Securities Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3, Number 333-119899 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of either Mortgaged Pass-Through Certificates (“Certificates”) or Mortgage-Backed Notes (“Notes”), issuable in one or more series by separate trusts (each, a “Trust”) to be established by the Company. The Notes of any series will be issued pursuant to separate indentures substantially in the form filed as an Exhibit to the Registration Statement (the “Indenture”) the form of indenture, between an issuer to be formed, to be identified in the prospectus supplement for such series of Notes, and an indenture trustee. The Certificates of any series will be issued pursuant to a pooling and servicing agreement substantially in the form filed as an Exhibit to the Registration Statement (the “Pooling and Servicing Agreement”), among the Company, a master servicer to be identified in the prospectus supplement for such series of Certificates and a trustee.

We have reviewed the originals or copies of (i) the Pooling and Servicing Agreement, including the forms of the Certificates annexed thereto; (ii) the Indenture, including the forms of Notes annexed thereto, (iii) the Registration Statement, the prospectus and the related prospectus supplement included therein; and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences” are correct in all material respects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Consequences” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates or the Notes under the laws of any state.

Very truly yours,

Hunton & Williams LLP